EXHIBIT 99
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SPIRE CORPORATION                                          FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

Contact:    Spire Corporation
            David R. Lipinski, CFO
            781-275-6000, dlipinski@spirecorp.com

     SPIRE CORPORATION REQUESTS NASDAQ LISTING QUALIFICATIONS PANEL HEARING

Bedford, MA -- August 27, 2003 -- Spire Corporation (Nasdaq: SPIR), which provides products and services based upon a common technology platform to the solar energy and biomedical industries worldwide, announced today that on August 22, 2003 it filed an amendment to its Quarterly Report on Form 10-QSB for the period ended June 30, 2003 disclosing that the financial statements included in the Form 10-QSB had not been reviewed by its independent auditor. The Company also announced that it has been notified by Nasdaq that, as a result of the absence of the review, the Company is in violation of Marketplace Rule 4310(c)(14) and that Nasdaq is commencing a process that may result in the delisting of the Company's securities from the Nasdaq National Market.

The Company is requesting an oral hearing before a Nasdaq Listing Qualifications Panel at which the Company will argue that its shares should not be delisted. Beginning on August 27, 2003, the Company's shares will trade under the ticker symbol "SPIRE" until the matter is resolved.

"The report in question was filed by the Company in the interest of timely disclosure of results," commented David Lipinski, Chief Financial Officer. "A review by our audit firm, in accordance with Statement of Auditing Standards 100, of our financial results for the second quarter and first six months of 2003 is currently in progress. While we believe that we will prevail in the hearing before the Nasdaq Listing Qualifications Panel, there can be no assurance that the Panel will grant the Company's request for continued listing on the National Market."

About Spire Corporation
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Spire Corporation provides products and services based upon a common technology platform to the solar energy and biomedical industries worldwide. Spire Biomedical, Inc. provides processing services to improve the performance of implantable medical devices and markets specialty catheters. Spire Biophotonics Lifesciences develops biomedical instrumentation and includes Bandwidth Semiconductor, LLC, a compound semiconductor foundry. Spire Solar, Inc. provides solar electric module manufacturing equipment and produces and sells solar energy systems. For more information, please visit www.spirecorp.com.

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.